John H. Lively

The Law Offices of John H. Lively & Associates, Inc.

A Member Firm of The 1940 Act Law Group

2041 West 141st Terrace, Suite 119

Leawood, KS 66224

Phone: 913.660.0778 Fax: 913.660.9157

john.lively@1940actlawgroup.com

May 8, 2012

Valued Advisers Trust

2960 N. Meridian St.

Suite 300

Indianapolis, Indiana 46208

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Longview Global Allocation Fund, a series portfolio of the Valued Advisers Trust (the “Trust”), which is included in a post-effective amendment to the Registration Statement under the Securities Act of 1933, as amended (No. 33-151672), and an amendment to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22208), on Form N-1A of the Trust, on or about May 8, 2012.

/s/ John H. Lively

On behalf of The Law Offices of John H. Lively & Associates, Inc.